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Exhibit 10.1

                              EMPLOYMENT AGREEMENT

                                      WITH

                               RAY WILLENBERG, JR.

EMPLOYMENT AGREEMENT entered into as of the 3rd day of March 2005 between RAY WILLENBERG, JR., (the "EMPLOYEE") and NEW VISUAL CORPORATION, a Utah corporation with offices at 5920 Friars Road, Suite 104, San Diego, California 92108 (the "COMPANY").

                               W I T N E S S E T H

         WHEREAS, Employee was engaged as the Company's Executive Vice President under the Employment Agreement dated as of March 22, 2002 between Employee and the Company (the "Previous Employment Agreement");

         WHEREAS, the term of the Previous Employment Agreement has expired as provided therein and the Company and the Employee desire to continue the employment of Employee as the Company's Executive Vice President upon the terms and conditions contained herein.

         NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.       ENGAGEMENT & DUTIES

         With effect from the effective date (as defined in Section 2), the Company employs Employee and Employee accepts employment with the Company as Executive Vice President. Additionally, the Company shall take such action necessary to appoint the Employee as president of Company's wholly owned subsidiary NV Entertainment, Inc. ("NVE"). Such appointment shall automatically terminate upon expiration or termination of this Agreement and Employee shall not be entitled to any benefits or remuneration for such position with NVE.

         The Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged. Employee shall devote Employee's full business time and efforts to rendition of such services and to the performance of such duties customarily associated with Employee's position.

         1.2 The Employee shall report directly to the Chief Executive Officer of the Company.

         1.3 The Employee's services under this Agreement will be performed at San Diego, California. The Parties acknowledge and agree, however, that the nature of the Employee's duties hereunder will also require substantial domestic travel.

2.       TERM

         2.1 Employee's employment under this Agreement shall commence on March 23, 2005 (the "Effective Date") and shall end on the earlier of: (i) the death or disability (as defined herein ) of the Employee, (ii) termination by either party without cause upon written notice; (iii) termination of Employee with cause or (iv) three (3) years from the date of this Agreement.



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         2.2 For the purpose of this paragraph 2, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur at the end of any such period.

         2.3 For purposes of this Agreement, Employer shall have "Cause" to terminate the Executive's employment hereunder only upon:

                           (i) The failure or neglect by the Executive to
substantially perform his assigned duties to the Employer or any subsidiary (other than any such refusal resulting from the Executive's disability or incapacity due to physical or mental illness);

                           (ii) The engaging by the Executive in criminal
conduct or conduct constituting moral turpitude or which otherwise brings notoriety to Company or has an adverse effect on the name or public image of the Company;

                           (iii) The willful insubordination of the Executive;

                           (iv) The embezzlement, theft or misappropriation by
the Executive of any property of Employer or its affiliates;

                           (v) Fraud, acts of dishonesty or misrepresentation,
or other acts (including any breach of the Executive's covenants contained in this Agreement) that cause harm to Employer or substantial damage to its reputation or that of its subsidiaries (other than as a consequence of good faith decisions made by the Executive in the normal performance of the Executive's duties hereunder);

                           (vi) A conviction for or plea of nolo contendere to a
felony which carries a minimum prison sentence upon conviction of one (1) year or longer;

                           (vii) Executive commits a material breach of this
Agreement or any written policies of Employer;

                           (viii) breach of Executive's fiduciary obligations to
the Employer or any of its subsidiaries; and/or

                           (ix) any chemical dependence which materially affects
the performance of Executive's duties and responsibilities to the Employer or any of its subsidiaries;

         PROVIDED, that in the case of the misconduct set forth in clauses (i) and (ix) above, such misconduct shall continue for a period of thirty (30) days following written notice thereof by Employer to Employee.

         Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall be delivered to him a copy of a duly adopted resolution of the Employer's Board of Directors finding that the Employer has "Cause" to terminate Executive as contemplated in this
Section 4(a).

         2.4 During the period following notice of termination until the effective date of termination by either party for whatever reason, the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company the person or persons who will assume the Employee's responsibilities.

3. REMUNERATION. The Employee shall not be paid any salary.

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4. BOARD OF DIRECTORS. Company agrees that so long as this Agreement is in effect, Employee will be nominated to the board as part of management's slate of directors and if so elected will be appointed as chairman of the Board. Upon the termination of this agreement for cause, the Employee shall be deemed to have resigned from the Company's board of directors.

5. COMMISSION OF FINANCING.

         5.1 If sale of securities or long-term debt (but not a bridge loan) financing is consummated, through a funding source introduced by Employee or as a result of Employee's personal efforts, in each case as reasonably determined by the Board of Directors during this Agreement or within twelve (12) months after termination of this Agreement (the "Transaction") then Employee shall be entitled to a fee from the proceeds realized in any Transaction set forth below:

         -        6% from aggregate annual proceeds of up to $2 million.
         - 5% from aggregate annual proceeds above $2 million and up to $5 million.
         -        4% from aggregate annual proceeds above $5 million.

`aggregate annual proceeds' shall refer to amounts received by Company in any fiscal year from Transactions.

         (the "Fee").

         By way of example, should the Company receive six million dollars in a twelve month period, and should it be in the form of a single five million dollar transaction and several follow-on transactions that in the aggregate are one million dollars, Employee will receive

         -        $120,000, which is 6% of the first two million, plus
         -        $150,000, which is 5% of the next three million, plus
         -        $ 40,000, which is 4% of the last one million.

         5.2 Such fees shall be payable in the same form (i.e. cash, stock, options, debt, debt assumption, etc.) as the Company shall receive as proceeds raised from the Transaction.

         5.3 Employee shall be paid a pro rata share of the Fee on any portion of proceeds raised and paid to the Company through a deferred or multiple-step transaction or in any form of periodic installment payment at such time as the Company receives such payment. The Fee shall be paid to the Employee within 30 days of receipt of proceeds by Company and Company shall provide an explanatory statement to the Employee with payment.

         5.4 It is understood that Employee shall have no authority to enter into any commitments on Company's behalf or to negotiate the terms of any financing.,

6.       BONUS

         During the term of this Agreement the Employee shall be paid an amount equal to 2% of the total annual amount paid to Company by Top Secret Productions in respect of the film "Step into Liquid". The said amount shall be paid within 45 days of the end of each calendar year and the Company shall provide an explanatory statement to the Employee with payment.

7.       FRINGE BENEFITS

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         7.1 VACATION & SICK LEAVE. Employee shall be entitled to take an aggregate of 20 business days of vacation, during the term hereof, prorated for any portion of a year to date of termination. The timing and duration of any vacation shall be as agreed upon by the parties. Company acknowledges that Employee has earned 80 days that he has not taken and is entitled to.

         7.2 OTHER FRINGE BENEFITS. Employee shall be eligible to participate, on terms no less favorable than those afforded to other executives of the Company, in any employee benefit plan, health insurance program, life insurance plan, disability insurance plan, retirement plan, 401(k) and other compensation plans that may hereafter be adopted by the Company for its executives and management employees from time to time. Such participation shall be subject to the terms of the applicable plan, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. Subject to review at the end of each year of employment, commencing on the first anniversary of this Agreement, or at any time at the Board's discretion, Employee may, at the discretion of the Board be awarded a bonus based on performance and Employee shall have the option if such bonus is awarded of receiving the same in cash or shares of common stock of the Company equal to the amount of the bonus based on the closing price of the shares on day bonus is awarded.

         7.4 EXPENSES. Employee is authorized to incur reasonable and proper expenses for promoting the business of the Company as specified in the Company's travel and expense policy. The Company will reimburse Employee promptly for all such expenses upon presentation by Employee, of receipts or other appropriate evidence of expenses.

         7.5 OFFICE. The Company shall lease an office for Employee's use in performing his duties under this Agreement.

         7.6 CAR ALLOWANCE. The Employee is eligible for a $500.00 per month car allowance. Employee is not eligible for reimbursement for mileage or other auto-related expenses.

8.       EMPLOYEE REPRESENTATIONS

         The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a breach of any agreement or other instrument to which Employee is party, (ii) does not require the consent of any person, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

9.       CONFIDENTIALITY, NON-COMPETE; POACHING; DEVELOPMENT RIGHTS

The Company values the protection of its confidential information and proprietary materials essential to the survival of the Company. Therefore, as a mandatory condition of Employee's employment, Employee agrees to comply with the following provisions.

         a. CONFIDENTIALITY

         (i) The term "Information" as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements,


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memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Employee prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company;
(b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Employee or similar agreements by other Company employees (c) shall have been received by the Employee from another person or entity having no obligation of confidentiality to the Company or (d) is approved in writing by the Company for release by the Employee.

         (ii) Subject to the provisions of Section (iii) below, the Employee agrees to hold in trust and confidence all Information disclosed to Employee and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Employee's work with the Company, unless otherwise consented to in writing by the Company.

         (iii) The Employee agrees to disclose the Information only to persons necessary in connection with Employee's work with the Company or who have undertaken the same confidentiality obligations set forth herein in favor of the Company. The Employee agrees to assume full responsibility for the confidentiality of the Information disclosed to Employee and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

         (iv) The Employee acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

         b. NON-COMPETE; POACHING; DEVELOPMENT RIGHTS

         (i) Unless otherwise expressly consented to in writing by the Company, during the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, Employee will not, directly or indirectly, for his own account or as an employee, officer, director, consultant, joint venture, shareholder, investor, or otherwise (except as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) interest him/herself or engage, directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component (i) being designed, produced, sold or distributed by the Company or any of its affiliates (ii) or to which the Company or any of its affiliates shall then have proprietary rights.

          (ii) HIRING OF COMPANY EMPLOYEES. During the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, the Employee shall not, except in the course of the performance of his duties hereunder or with the prior approval of the Board, in any way directly or indirectly, with respect to any person who to the Employee's knowledge was employed by the Company or its affiliates ("Company Employee") at any time during the period commencing 12 months prior to the date of the hiring of such Company Employee, hire or cause to be hired any Company Employee, or contract the services of any closely held private corporation or other entity in which such Company Employee is an officer or director or holds a 25% or greater equity ownership interest.

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         (iii) Employee's undertakings herein under this Section 6(b) shall be binding upon Employee's successors, heirs or assigns, and shall continue until the later of (i) the expiration of one year from the date of execution of this Agreement or (ii) the expiration of one year from the date the Employee last represented him/herself as an employee, agent or representative of the Company or any of its affiliates, subsidiaries or successors.

         (iv) Employee acknowledges that the restricted period of time specified under this Section 9(b) are reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Company's business and products. If such a period of time or geographical location should be determined to be unreasonable in any judicial proceeding, then the period of time and area of restriction shall be reduced so that this Agreement may be enforced in such an area and during such a period of time as shall be determined to be reasonable by such judicial proceeding.

         (v) DEVELOPMENT RIGHTS. The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Employee shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all such proprietary information developed by Employee. Employee shall at Company's request do all things and execute all documents as Company may reasonably require to vest in Company the rights and protection herein referred to. It is hereby acknowledged and agreed that the Salary payable under this Agreement also constitutes sufficient consideration for the Employee's obligation hereunder

10.      RIGHT OF FIRST REFUSAL

         10.1 NOTICE OF OUTSIDE OFFER. If at any time the Company (i) receives a BONA FIDE written offer (the "Outside Offer") from an arm's length person (the "Outside Purchaser") to purchase any of the Company's membership interest in Top Secret Productions LLC, a Delaware limited liability company (the "Assets") which the Company wishes to accept, or (ii) if at any time the Company determines to sell the Assets for a determined price (the "Offer Price") then the Company must give an irrevocable notice in writing (the "Sale Notice") to the Employee (i) within 5 Business Days of receipt of the Outside Offer or (ii) of the Offer Price. The Sale Notice must set out the terms, conditions, price and any other information relating to the Outside Offer or Offer Price that would be reasonably relevant to the Employee.

         10.2 EMPLOYEE'S RIGHT TO PURCHASE. The Employee has the right, to be exercised by a notice in writing (the "Employee Notice") given to the Company within 5 business days of receipt of the Sale Notice to purchase all of the Assets on the terms and conditions set out in the Outside Offer or the Offer Price.

         10.3 CLOSING DATE. The transaction of purchase and sale contemplated by section 10.2 must be completed within 30 business days of receipt of the Sale Notice ("Employee Closing Date").

         10.4 SALE TO OUTSIDE PURCHASER. If the Employee does not give an Employee Notice within the time limited or if the Assets remain unsold after the Employee Closing Date, the Company will be entitled to complete the transaction contemplated by (i) the Outside Offer with the Outside Purchaser in accordance with the terms and conditions set out in the Outside Offer or (ii) on terms at least as favourable to Company as contained in the Offer Price. Notwithstanding the above Employee's rights in this Section 10 are subject to the rights of other members of Top Secret Productions LLC, including the rights of first refusal, all as described in the Operating Agreement of Top Secret Productions LLC dated May 2, 2000, as amended from time to time.

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11.      Miscellaneous

         11.1 BENEFIT & ASSIGNMENT This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The rights and obligations of the Employee under this Agreement may not be assigned by the Employee.

         11.2 ENTIRE AGREEMENT This Agreement constitutes the entire understanding and agreement between the parties, and supersedes any and all prior discussions and agreements and correspondence, and may not be amended or modified in any respect except by a subsequent writing executed by both parties.

         11.3 NOTICES All notices or other communications hereunder shall be in writing and shall be sent to either party by hand or by Registered or Certified mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the address set forth in the Preamble to this Agreement or to such other address as the recipient may designate by notice in accordance with the provisions of this section.

         11.4 APPLICABLE LAW. This Agreement shall be interpreted, governed, construed and enforced according to the laws of the State of California.

         11.5 COUNSEL. Each Party to this Agreement has had the opportunity to obtain independent legal advice in connection with this Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed as of the date stated above.

NEW VISUAL CORPORATION

____________________                        ______________________
                                            RAY WILLENBERG, JR.


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